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                                                                   Exhibit No.
                                                                      99.1


CONTACT:    James L. Wolohan, CEO
            Edward J. Dean, CFO         FOR IMMEDIATE RELEASE
            (989) 793-4532


                  WOLOHAN LUMBER REPORTS SECOND QUARTER RESULTS


SAGINAW, Mich., July 18, 2003 - Wolohan Lumber Co. (Nasdaq: NNM:WLHN) today reported net income of $1.77 million (85 cents per share basic; 78 cents per share fully diluted) for the second quarter ended June 30, 2003. This compares with net income of $892,000 (44 cents per share basic; 39 cents per share fully diluted) for the same period of 2002. For the six-month period, net income totaled $977,000 (47 cents per share basic; 43 cents per share fully diluted) for 2003, compared with $17,000 (1 cent per share basic and fully diluted) for the similar period of 2002.

Net sales in 2003 were $51.7 million for the second quarter and $81.6 million for the six-month period, compared with $56.7 million and $94.6 million for the comparable periods of 2002. Compared with 2002, same-store sales declined 2 percent for the second quarter and 6 percent for the six-month period.

Sales results reflect a reduction in the number of operating stores compared with 2002. At June 30, 2003, the Company had 25 stores compared with 29 at the end of the second quarter of 2002. In addition, with the Company's strategic focus on the professional builder and the large project-oriented consumer, it continues to eliminate or reduce certain products previously sold to the do-it-yourself home-improvement market, which in turn, may have a negative impact on sales comparisons.

The net income improvement in the second quarter and six month-period of 2003, compared with similar periods in 2002 reflects:

1) Higher pre-tax gains (net) recorded on the sale of real estate properties in 2003 versus 2002 ($755,000 more for the second quarter and $1,128,000 more for the six-month period).

2)   An improvement in gross margin to 24.0 percent for the second quarter and
     24.1 percent for the six-month period of 2003, compared with 23.1 percent and 22.6 percent, respectively, for the similar periods of 2002. The 2002 gross margin percentages reflect a significant inventory shrinkage recorded at one store.

The Company had a liquidity position (cash and short-term investments) of $11.1 million at June 30, 2003, working capital of $30.8 million, and virtually no long-term debt.

On May 16, 2003 the Board of Directors of Wolohan Lumber Co. announced it had received a proposal from certain current shareholders and members of management, including James L. Wolohan, the President and Chief Executive Officer of the Company, John A. Sieggreen, the Company's Executive Vice President and Chief Operating Officer, Daniel P. Rogers, Senior Vice-President-General Merchandise Manager and Edward J. Dean, Vice President and Chief Financial Officer (the "Continuing Shareholders"), who own approximately 51.2% of Wolohan stock, to acquire the shares of common stock of the Company in the hands of public shareholders at a price of $21.75 per share in a cash merger transaction.

The Board of Directors has established a Special Committee of the Board consisting of independent directors to review the proposal. There can be no assurance that any transaction will occur or as to the timing of any such transaction.



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                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This news release contains comments or information that constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and are subject to the Act's safe harbor provisions. These statements are based on current expectations and involve a number of risks and uncertainties. Actual results could differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include: fluctuations in customer demand and spending, expectations of future volumes and prices for the Company's products, prevailing economic conditions affecting the retail lumber and building materials markets and seasonality of operating results and other factors, including risk factors, referred to from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Table

                                                                 QUARTER ENDED
                                                                 -------------
                                                           6/30/03             6/30/02
                                                 ------------------ -------------------
                     SALES                             $51,662,000         $56,690,000
PRETAX INCOME                                            2,679,000           1,351,000
NET INCOME                                               1,768,000             892,000
PER SHARE, BASIC                                       $       .85         $       .44
PER SHARE, ASSUMING DILUTION                           $       .78         $       .39

                                                              SIX MONTHS ENDED
                                                              ----------------
                                                          6/30/03             6/30/02
                                                 ----------------- -------------------
                     SALES                            $81,638,000         $94,560,000
PRETAX INCOME                                           1,481,000              26,000
NET INCOME                                                977,000              17,000
PER SHARE, BASIC                                      $       .47         $       .01
PER SHARE, ASSUMING DILUTION                          $       .43         $       .01



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